ARTICLES OF AMENDMENT

                         PILGRIM GNMA INCOME FUND, INC.

         Pilgrim GNMA Income Fund,  Inc.,  a Maryland  corporation  (hereinafter
called  the  "Corporation"),   hereby  certifies  to  the  State  Department  of
Assessments and Taxation of Maryland that:

         FIRST: The Corporation is authorized to issue one hundred million (100,000,000) shares of Common Stock, one cent ($0.01) par value per share, with an aggregate par value of one million dollars ($1,000,000), all of which have been previously classified as one series and one class of shares.

         SECOND: The Board of Directors of the Corporation, by resolution dated July 26, 2000, increased the number of authorized shares of the Corporation from 100,000,000 shares to 1,000,000,000 shares, and classified the shares as shares of Common Stock.

         THIRD: The Board of Directors hereby redesignates one hundred million (100,000,000) shares (including all issued shares) of Pilgrim GNMA Income Fund, Inc. Common Stock as Pilgrim GNMA Income Fund, Inc. Class A Common Stock.

         FOURTH: The shares of Class A Common Stock of the Corporation redesignated hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as currently set forth in Article FIFTH of the charter of the Corporation.

         FIFTH: The Board of Directors of the Corporation has classified and designated the shares described above pursuant to authority contained in the Corporation's charter.

         SIXTH: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors of the Corporation; the charter amendments are limited to changes expressly permitted by Section 2-605 of Title 2 of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders.

         The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties of perjury.
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         IN WITNESS  WHEREOF,  Pilgrim GNMA Income  Fund,  Inc. has caused these
Articles of Amendment to be signed and filed in its name and on its behalf by its Senior Vice President, and witnessed by its Secretary on July 26th, 2000.


                                                  PILGRIM GNMA INCOME FUND, INC.



                                                  By: /s/ Michael J. Roland
                                                      --------------------------
                                                      By: Michael J. Roland
                                                      Senior Vice President


ATTEST:

/s/ James M. Hennessy
----------------------------
By: James M. Hennessy
    Secretary